Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into as of September 22, 2016, by and between Citizens Business Bank, a California banking corporation (the “Company”), and Allan W. Stone, an individual (“Consultant”).

RECITALS

A. CVB Financial Corp. and Valley Commerce Bancorp are parties to an Agreement and Plan of Reorganization and Merger dated as of September 22, 2016 (the “Merger Agreement”) pursuant to which Valley Commerce Bancorp will merge with and into CVB Financial Corp. (the “Merger”) and Valley Business Bank, which is a subsidiary of Valley Commerce Bancorp, will merge with and into the Company, which is a subsidiary of CVB Financial Corp.

B. Consultant is the President and Chief Executive Officer of Valley Commerce Bancorp and Valley Business Bank.

C. The Company desires to retain Consultant’s services so that Consultant will be available to provide various services to the Company following the Merger.

AGREEMENT

NOW, THEREFORE, based on the foregoing premises and in consideration of the agreements contained herein, the parties hereto hereby agree as follows:

1. Appointment and Acceptance. The Company hereby retains Consultant to provide the Services (as defined in Section 2 below) during the Term (as defined in Section 5(a) below) and Consultant hereby agrees to render the Services to the Company during the Term, in accordance with the terms and conditions set forth in this Agreement.

2. Consulting Services.

(a) Nature of Services. Throughout the Term, if and when requested by the Company, Consultant shall perform services for the Company including and relating to (i) organizing and serving as co-chair of a regional advisory board with an executive of the Company, (ii) making customer retention calls, (iii) making customer introductions and introductory calls, (iv) assisting with employee retention, (v) attending regional banking events and receptions, (vi) working with executives of the Company on marketing strategies, relationship expansion and cross-sell opportunities, (vii) promoting the Company’s business, products and services and (viii) other matters relating to the foregoing or as mutually agreed by the Company and Consultant from time to time (the “Services”). Consultant shall diligently and timely perform those Services as directed by the Company’s Chief Executive Officer or his designee. Consultant shall perform the Services in a professional and workmanlike manner, consistent with industry standards and in a manner consistent with the personnel and other policies generally applicable to the Company’s personnel.

(b) Availability. During the Term, Consultant shall be available to perform the services up to 40 hours per week, five days each week. Consultant shall perform the Services at times that are mutually acceptable to the Company and Consultant and as necessary to perform the Services.

(c) Limitations. Consultant acknowledges and agrees that he has no right or authority to bind the Company to any agreement, contract or undertaking without the express, prior written approval of the Company.

(d) Prohibition on Conflicting Activities. Consultant agrees that, during the Term, Consultant will not directly engage in any consulting arrangements, employment or occupation that conflict with Consultant’s obligations to the Company under this Agreement without the consent of the Company.

(e) Permitted Activities. Consultant may engage in any business or other activities that are not prohibited by this Agreement or are otherwise approved in writing by the Company.

3. Consultant’s Compensation. During the Term, the Company shall pay Consultant consulting at the rate of $10,000 per month, which shall be prorated for partial months on the basis of a 30-day month. The Company shall pay Consultant his consulting fees through its regular accounts payable schedule. The parties acknowledge and agree that this is the only compensation Consultant will be paid under this Agreement, and the Company has no obligation to pay any additional compensation for the performance of Services. A completed W-9 will be required at contract signing.

4. Reimbursement of Expenses: Provision of Other Resources.

(a) Expenses. The Company will promptly reimburse Consultant for his reasonable and documented expenses incurred in the performance of Services during the Term in accordance with the Company’s expense reimbursement policies.

(b) Office. During the Term, the Company shall provide Consultant with an office to enable him to perform the Services.

5. Term and Termination.

(a) Term. The term of this Agreement (the “Term”) shall commence on the effective date of the Merger and shall terminate on the earliest of (i) the three-month anniversary of the effective date of the Merger, (ii) a termination by either party under Section 5(b) of this Agreement or (iii) the death of Consultant. Upon termination for death of the Consultant, the Company shall pay to Consultant’s estate any amounts due but unpaid through the date of death, but shall have no further obligations under this Agreement.

(b) Termination. Either the Company or Consultant may terminate this Agreement upon a material breach by the other party. In addition, this Agreement shall terminate automatically without further action in the event that the Merger Agreement is terminated prior to the Merger.

(c) Obligations Upon Termination. Within five (5) days following the end of the Term or the earlier termination of this Agreement for any reason following the Merger, Consultant shall (1) deliver to the Company any property of the Company in his possession or control and (2) return, or certify the destruction of, all confidential or proprietary information of the Company existing in any form in his possession or control.

6. Noncompetition and Nonsolicitation Agreement. Consultant acknowledges and reaffirms his obligations under the Noncompetition and Nonsolicitation Agreement dated as of September 22, 2016, which shall continue in effect until such agreement is terminated in accordance with its terms, provided however, the definitions and protective provisions therein shall be read to include the customers, potential customers, employees and trade secrets of the Company in addition to those of Valley Commerce Bancorp and Valley Business Bank. Otherwise, this Agreement does not amend, supplement, modify or otherwise affect such Noncompetition and Nonsolicitation Agreement.

7. Relationship of Parties.

(a) Nature of Contract. The parties hereto acknowledge and agree that Consultant is an independent contractor and is not an agent, partner or employee of the Company, and has no authority to bind the Company in any manner. Consultant acknowledges and agrees that he is not entitled to participate in any employee welfare or retirement plans or programs of the Company (including, without limitation, medical insurance, life insurance, paid leave, vacation, sick leave, pension, profit sharing, disability) and hereby waives all right to participate in such plans or programs.

(b) Taxes. Consultant shall report as income the compensation paid pursuant to this Agreement and any and all other consideration received by Consultant under this Agreement. The Company shall not withhold, deduct or otherwise be responsible for any federal, state or local income or employment taxes or make any contributions on behalf of Consultant relating to the compensation received by Consultant under this Agreement.

8. Ownership of Work Product; Assignment.

(a) All developments, improvements, discoveries, inventions, products, procedures, reports, notes, documents, information, customer lists, goodwill and other materials or information made, conceived, reduced to practice or developed by Consultant alone or with others, which directly result from or relate to the Services (the “Work Product”), and any information Consultant may receive from the Company in the course of providing the Services hereunder, shall be the property of the Company. The Company shall have the sole right to make, have made, use, sell, license, disclose, publish, produce derivative works of or otherwise disseminate or transfer rights in such Work Product.

(b) All Work Product, together with all related rights (such as copyrights, patents, trademarks and trade secrets), shall belong exclusively to the Company. In no case shall any Work Product be considered a joint work or shall Consultant retain any interest in it. Copyrightable Work Product shall be produced as a work made for hire when the work performed is within the scope of the definition of a work made for hire in Section 101 of the United States Copyright Law. As such, the copyrights in those works shall belong to the Company from their creation. Copyrightable Work Product that does not meet the requirements to be a work made for hire shall, without additional compensation, be and hereby are assigned to the Company as soon as the same are fixed in tangible form and the copyrights come into being.

9. Miscellaneous.

(a) Survival of Provisions following Termination. Sections 6, 7, 8 and 9 shall survive the termination of this Agreement for any reason.

(b) Assignment. This Agreement is personal to Consultant and Consultant may not assign or delegate any rights hereunder. The Company may assign this Agreement or any interest herein to (i) any entity which is a party to a merger or consolidation with the Company or (ii) any entity that acquires all or substantially all of the assets of the Company.

(c) Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

(d) Attorneys’ Fees. The prevailing party in any dispute under this Agreement shall be entitled to recover its reasonable costs and attorneys’ fees from the other party.

(e) Severability. If any provision of this Agreement is determined to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, then to the extent necessary to make such provision or this Agreement legal, valid or otherwise enforceable, such provision shall be limited, construed or severed and deleted from this Agreement, and the remaining portion of such provision and the remaining other provisions hereof shall survive, remain in full force and effect and continue to be binding, and shall be interpreted to give effect to the intention of the parties hereto insofar as that is possible.

(f) Entire Agreement. This Agreement, and the agreements executed in connection with this Agreement, set forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, written or oral, between them concerning such subject matter. This is an integrated agreement.

(g) Headings. The descriptive headings of the several Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(h) Amendment, Modification and Waiver. This Agreement and its provisions may not be amended, modified or waived except in a writing signed by Consultant and the Company.

(i) Notices. All notices, requests, demands and other communications under this Agreement shall be in writing, and shall be deemed to have been duly given on the date of delivery if delivered personally on the party to whom notice is to be given, or on the second business day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

To Company:	Citizens Business Bank 701 North Haven Avenue Ontario, California 91754 Attn: Christopher D. Myers, President & Chief Executive Officer

To Consultant:	Allan W. Stone

Either party may change its address for purposes of this Section by giving the other party written notice of the new address in the manner set forth above.

(j) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first set forth above.

Citizens Business Bank

By: /s/ E. Allen Nicholson
E. Allen Nicholson Executive Vice President and Chief Financial Officer

Consultant

/s/ Allan W. Stone
Allan W. Stone

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